As filed with the Securities and Exchange Commission on August 11, 2004

Registration No.

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER THE

SECURITIES ACT OF 1933

SERACARE LIFE SCIENCES, INC.

(Exact Name of Registrant as Specified in Its Charter)

California

(State of Incorporation)

33-0056054

(I.R.S. Employer Identification Number)

1935 Avenida del Oro, Suite F

Oceanside, California 92056

(760) 806-8922

(Address, including zip code, and telephone number, including area code, of

Registrant’s principal executive offices)

Tim Hart

Chief Financial Officer

SeraCare Life Sciences, Inc.

1935 Avenida del Oro, Suite F

Oceanside, California 92056

(760) 806-8922

(Name, address, including zip code, and telephone number, including area code,

of agent for service)

Copies of Communications to:

David A. Krinsky, Esq.

O’Melveny & Myers LLP

610 Newport Center Drive, Suite 1700

Newport Beach, California 92660

(949) 760-6900

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: At such time or times on and after the date on which this Registration Statement becomes effective as the selling securityholders may determine.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”) other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Shares To Be Registered	Amount To Be Registered	Proposed Maximum Aggregate Price Per Share(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
Common Stock, no par value per share	1,065,683	$11.00	$11,722,513	$1,485.24

(1)	Estimated solely for the purpose of calculating the registration fee.

In addition to the shares of common stock set forth on the Calculation of Registration Fee Table, pursuant to Rule 416 of the Securities Act, this Registration Statement also registers such additional number of shares of common stock as may become issuable as a result of stock splits, stock dividends or similar transactions.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling securityholders may not sell these securities pursuant to this prospectus until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED AUGUST 11, 2004

PRELIMINARY PROSPECTUS

SERACARE LIFE SCIENCES, INC.

1,065,683 Shares of Common Stock

This prospectus relates to the resale by the selling securityholders identified in this prospectus of up to 1,065,683 shares of common stock. We will not receive any proceeds from the disposition of these shares.

The selling securityholders identified in this prospectus (which term as used herein includes their permitted pledgees, donees, transferees or other successors-in-interest) may offer the shares from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices.

The Company’s common stock is traded on The Nasdaq National Market under the ticker symbol “SRLS”. On August 9, 2004, the closing sale price of the common stock, as reported by Nasdaq, was $11.00 per share. You are urged to obtain current market quotations for our common stock.

Investing in our common stock involves a high degree of risk.

See “Risk Factors” beginning on page 3.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                          , 2004.

FORWARD-LOOKING STATEMENTS

Statements made in this prospectus and the documents it incorporates by reference that are not historical facts may be “forward-looking” statements (as defined in the Private Securities Litigation Reform Act of 1995). Forward-looking statements are based on our current expectations and are subject to risks and uncertainties that can cause actual results to differ materially. For information on these risks and uncertainties, investors should carefully consider the information set forth under “Risk Factors” beginning on page 3 of this prospectus.

Forward-looking statements are made only as of the date of this prospectus. We do not intend, and undertake no obligation, to update these forward-looking statements.

As used in this prospectus, “we,” “us” and “our” refer to SeraCare Life Sciences, Inc.

PROSPECTUS SUMMARY

The following summary is qualified in its entirety by reference to, and should be read in conjunction with, the more detailed information appearing elsewhere in this prospectus or incorporated by reference herein. Investors should also carefully consider the information set forth under “Risk Factors” beginning on page 3.

Our Company

We are a manufacturer and marketer of human and animal based diagnostic, therapeutic, and research products based in Oceanside, California, with satellite offices in Hatboro, Pennsylvania and Cambridge, Massachusetts, and distributors in Europe and South Korea. We are a vendor-approved supplier to over 500 pharmaceutical and healthcare companies, and are listed as an exclusive supplier in many customers’ regulatory filings with the Food and Drug Administration. Our primary focus is the development and sale of human and animal blood-based diagnostic, therapeutic, and research products to domestic and international customers. Through our strategic alliances with Biomat USA, Inc. and other suppliers, we have access to a nationwide network of donor centers. This has historically provided the basis for our development of human plasma-based products and services. Through our strategic alliance with Proliant, Inc., we have access to bovine serum albumin, which has provided the basis for our development of bovine serum-based products. We also provide antibody-based products, which are used as active ingredients in therapeutic products (generally, drugs used to treat and manage diseases) and in diagnostic products (generally, diagnostic tests and test kits).

We focus on product development, the solidification of customer relationships, and improvement of our operational systems in California, Pennsylvania and Massachusetts. We have increased the variety, and improved the quality, of products that we manufacture and sell. Management believes our strategy will aid our long-term success in the highly regulated and competitive industry in which we operate. During the course of our corporate evolution, we have helped many customers develop internal protocols and standards, established quality control benchmarks, and have performed various other value-added services for our customers in order to establish solid relationships. We have made significant progress as a major supplier of protein and media products to several pharmaceutical and biotechnology companies.

Recent Developments

On April 16, 2004, we entered into an agreement to purchase substantially all of the assets of both the BBI Diagnostics and the BBI Biotech Research Laboratories divisions of Boston Biomedica, Inc. for $30 million in cash plus the assumption of certain liabilities (the “BBI Acquisition”). The purchase price for the BBI Acquisition is subject to adjustment based on the amount of net assets at the closing. We expect to complete this acquisition during our fiscal 2004 fourth quarter ending September 30, 2004, subject to the receipt of financing for the acquisition, as well as the satisfaction of customary closing conditions.

On June 4, 2004, we announced the acquisition (the “Acquisition”) of Genomics Collaborative, Inc. (“GCI”), a company that provides clinical samples and applies human genetics to target validation for drug discovery. The Acquisition was funded with our common stock and cash. The purchase price paid by us in the Acquisition was $14,235,000, which was determined as a result of arms’ length negotiations and which consisted of 1,065,683 shares of our common stock as well as a cash payment of $1,180,000. The market value of the 1,065,683 shares (based on a stock price of $12.25 on June 3, 2004) was $13,055,000. In addition, as partial consideration for the Acquisition, we agreed to pay to GCI certain earn-out payments over a two year period pursuant to a formula set forth in the Agreement. The cash portion of the purchase price was paid by us at the closing of the Acquisition. To fund the cash portion of the purchase price, we borrowed $833,242 (the amount of the net cash payment) under our existing line of credit with Brown Brothers Harriman & Co.

On July 9, 2004, we announced our entry into definitive agreements to raise approximately $8.16 million from a private placement of our common stock to institutional and accredited investors. The closing of this private placement is contingent upon the closing of the BBI Acquisition. The investors in the private placement have funded the full $8.16 million into escrow pending the satisfaction of this condition. We will use the proceeds from the private placement to fund a portion of the purchase price of the BBI Acquisition. In the event that the BBI Acquisition is not consummated, the escrowed funds will be returned in full to the investors and neither the investors nor us will have any further obligations to each other under the definitive agreements.

For a more detailed description of our business, including audited and unaudited financial information, see our Annual Report on Form 10-K and other documents referred to in “Incorporation of Certain Documents by Reference.”

SeraCare Life Sciences, Inc. was incorporated in 1984. Our principal business and executive offices are located at 1935 Avenida del Oro, Suite F, Oceanside, California 92056. Our main telephone number is (760) 806-8922. Our website is located at www.seracare.com. We do not consider information contained on our website and on websites linked to it to be part of this prospectus.

The Offering

Common stock offered by selling securityholders	Up to 1,065,683 shares

Common stock to be outstanding after the offering	8,880,116 shares(1)

The Nasdaq National Market symbol	SRLS

(1)	Based on the number of shares actually outstanding on August 1, 2004.

RISK FACTORS

The shares of our common stock involve a high degree of risk. You should carefully consider the following discussion of risks as well as all other information in this prospectus before purchasing any of the shares of our common stock offered pursuant to this prospectus.

WE WILL NEED TO RAISE ADDITIONAL CAPITAL TO FUND THE BBI ACQUISITION

In order to close the BBI Acquisition, we must obtain financing to fund the purchase price. Although we have raised $8.16 million from a private placement of our common stock, in the event that the BBI Acquisition is not consummated by September 30, 2004, the definitive agreements governing this investment allow the investors to terminate the private placement agreements and receive a refund of their escrowed funds. In addition, while we are in negotiations with several debt financing sources, there is no guarantee that we will be able secure such debt financing in the amount required or, if available, on acceptable terms. If we are not able to obtain this financing on or before September 15, 2004, pursuant to the definitive agreement governing the BBI Acquisition, BBI may elect to terminate such definitive agreement, and, under the circumstances set forth in the definitive agreement, we would be obligated to pay a $600,000 termination fee to BBI.

AN INTERRUPTION IN THE SUPPLY OF DIAGNOSTIC AND THERAPEUTIC PRODUCTS THAT WE PURCHASE FROM THIRD PARTIES COULD CAUSE A DECLINE IN OUR SALES

We purchase diagnostics products that are used in the manufacture and testing of our plasma products from third parties, such as Instituto Grifols, S.A. and other companies. Any significant interruption in the supply of these diagnostics products could cause a decline in our plasma product sales, unless and until we are able to replace them.

We obtain a substantial portion of our therapeutic revenue and operating margin from sales of products incorporating the Human Serum Albumin supplied to us by Instituto Grifols S.A. Although we have entered into an amendment to the original agreement with Instituto Grifols S.A. extending the term until March 31, 2006, there can be no guarantee that Instituto Grifols S.A. will be able to supply us with our needs or that the demand for Human Serum Albumin will continue throughout the contract period or that the agreement will not be terminated prior to March 31, 2006.

The loss of this contract with Instituto Grifols or a significant increase in our purchase price under the agreement would have a material adverse effect on our revenues and profitability.

We also depend on third parties such as Instituto Grifols, S.A. to provide their products on a timely and cost-effective basis and to deliver high quality products and respond to emerging industry standards and other technological changes. The failure of these third parties to meet these criteria could harm our business.

WE MAY FAIL TO REALIZE THE ANTICIPATED BENEFITS OF OUR ACQUISITIONS

The definitive agreements governing our recent acquisitions (including the pending BBI Acquistion) each include standard representations, warranties and covenants from the counterparty to such agreements, as well as indemnification obligations from the same counterparty, for, among other things, breaches of the same representations, warranties and covenants. These indemnification obligations are limited in time and amount, and it is unlikely that we will otherwise be able to recover any losses that exceed these limits.

Although we expect to realize strategic, operational and financial benefits as a result of these acquisitions, we cannot predict whether and to what extent such benefits will be achieved. Working through integration issues is complex, time-consuming and expensive and could significantly disrupt our business. There are significant challenges to integrating the acquired operations into our business, including:

•	successfully managing the operations, facilities and technology of the acquired businesses;

•	maintaining and increasing the customer base for the acquired products;

•	demonstrating to customers and suppliers that the acquisitions will not result in adverse changes in service standards or business focus;

•	minimizing the diversion of management attention from ongoing business concerns;

•	maintaining employee morale and retaining key employees, integrating cultures and management structures and accurately forecasting employee benefit costs; and

•	consolidating our management information, inventory, accounting and other systems.

Our failure to successfully integrate and operate the acquired businesses, and to realize the anticipated benefits of these acquisitions, could adversely impact our operating performance and financial results.

WE MAY NOT BE ABLE TO SUCCESSFULLY IMPLEMENT OUR GROWTH STRATEGY

We will grow as a result of these acquisitions, and our business plan contemplates continued growth in the form of additional acquisitions and expansion into new markets. Successful future growth will depend upon our ability to access capital, obtain applicable governmental approvals and integrate acquired businesses into our existing operations. We cannot assure you that we will be successful in any future expansion of our operations or any entrance into new markets.

FUTURE ACQUISITIONS WILL INVOLVE INHERENT RISKS THAT MAY ADVERSELY AFFECT OUR OPERATING RESULTS AND FINANCIAL CONDITION

Our growth strategy includes the possibility of additional, future acquisitions, which acquisitions would involve various inherent risks, such as:

•	our ability to assess accurately the value, strengths, weaknesses, contingent and other liabilities and potential profitability of acquisition candidates;

•	the potential loss of key personnel of an acquired business;

•	our ability to integrate acquired businesses and to achieve identified financial and operating synergies anticipated to result from an acquisition;

•	increased pressure on our staff and on our operating systems; and

•	unanticipated changes in business and economic conditions affecting an acquired business.

SUBSTANTIAL AMOUNTS OF OUR COMMON STOCK COULD BE SOLD IN THE NEAR FUTURE

We are registering the resale of 1,065,683 shares of our common stock pursuant to this prospectus, and pursuant to the definitive agreements that we have entered into with the investors for our proposed private placement, we will be, upon the closing of that private placement, obligated to register the resale of up to an additional 828,000 shares of our common stock. We cannot predict the effect, if any, that the availability of a substantial amount of shares of our common stock will have on the market price of our common stock. Given the historically low trading volume of our common stock, sales of a significant number of these shares on the public market could reduce the market price of our common stock considerably or make it more difficult for us to sell or issue additional securities in the future at a time and price that we deem appropriate. In addition, the perception in the public market that our shareholders might sell shares of our common stock could depress the market price of our common stock, regardless of the actual plans of our shareholders and even if our business is doing well.

OUR STOCK PRICE IS EXPECTED TO BE VOLATILE

The market price of our common stock has, like that of many other life sciences companies, been volatile, and is expected to continue to be volatile. During the two year period ended June 30, 2004, our stock price has ranged from $3.00 to $13.50, and during the 12 months ended June 30, 2004, our stock price has ranged from $5.30 to $13.50. We believe that future announcements concerning us, competitors, governmental regulations, litigation or unexpected losses, or the failure to meet or exceed analysts’ projections of financial performance, may cause the market price of our common stock to fluctuate substantially in the future. These fluctuations, as well as general economic, political and market conditions, may materially adversely affect the market price of our common stock. In addition, the trading market in our common stock is thin, which may result in increased volatility in the price of our common stock.

WE RISK A SECURITIES CLASS ACTION LITIGATION DUE TO EXPECTED STOCK PRICE VOLATILITY

In the past, stockholders have brought securities class action litigation against a company following a decline in the market price of its securities. This risk is especially acute for us because life science companies have experienced greater than average stock price volatility in recent years and, as a result, have been subject to, on average, a greater number of securities class action claims than companies in other industries. To date, we have not been subject to class action litigation. However, we may in the future be the target of this type of litigation. Securities litigation could result in substantial costs and divert our management’s attention and resources, and could seriously harm our business.

INVESTMENT IN OUR COMMON STOCK MAY BE RELATIVELY ILLIQUID

The trading volume of our former parent, Biomat USA, Inc., was historically relatively low and to date, the trading volume of our common stock has been low. The recent issuance of a substantial number of shares of our common stock may have an adverse effect on the liquidity of our common stock. Investors in our common stock must be prepared to bear the economic risks of such investment for an indefinite period of time. We also expect that the trading volume of our common stock will be significantly affected by the price of our common stock, which may be volatile.

OUR BUSINESS IS HIGHLY COMPETITIVE

Our products compete with those of other companies. Many of these companies have greater financial resources, research and product development capabilities and marketing organizations than we do. Competition for customers depends primarily on the ability to provide products of the quality and in the quantity required by customers. If we succeed in bringing one or more products to market, we will compete with many other companies that may have extensive and well-funded marketing and sales operations. Our failure to provide products of the quality and quantity demanded by our customers and successfully market new products could have a material adverse effect on our future business, financial condition and results of operation.

Certain of our special antibody products are derived from donors with rare antibody characteristics, resulting in increased competition for such donors. If we are unable to maintain and expand our donor base, this could have a material adverse effect on our future business, financial condition and results of operation.

WE ARE DEPENDENT ON KEY PERSONNEL

Our success depends on our ability to attract, retain and motivate the qualified personnel that will be essential to our current plans and future development. The competition for such personnel is substantial, and we cannot assure you that we will successfully retain our key employees or attract and retain any required additional personnel. In particular, our success depends to a significant extent upon the continued services of Michael F. Crowley Jr., our President and Chief Executive Officer, and Barry Plost, our Chairman of the Board.

WE ARE SUBJECT TO SIGNIFICANT GOVERNMENT REGULATION

Our business is heavily regulated in the United States. In addition to the Food and Drug Administration, or FDA, which regulates, among other matters, the testing, manufacturing, storage, labeling, export, and marketing of blood products and in vitro diagnostic products, various other federal, state and local regulations also apply and can be, in some cases, more restrictive. If we fail to comply with FDA or other regulatory requirements, we could be subjected to civil and criminal penalties, or even required to suspend or cease operations. Any such actions could severely curtail our sales to biologics companies. Failure of our plasma suppliers or customers to comply with FDA requirements could also adversely affect us. In addition, more restrictive laws, regulations or interpretations could be adopted, which could make compliance more difficult or expensive or otherwise adversely affect our business.

WE ARE SUBJECT TO GOVERNMENTAL REFORMS AND THE ADEQUACY OF REIMBURSEMENT

Healthcare reform is a priority of many elected and appointed officials. Some reform measures, if adopted, could adversely affect the pricing of diagnostic products, which are made from plasma, or the amount of reimbursement available for diagnostic products from government agencies, third party payers and other organizations.

PRODUCT LIABILITY CLAIMS COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR REPUTATION, BUSINESS, RESULTS OF OPERATIONS AND FINANCIAL CONDITION

As a manufacturer and marketer of various therapeutic and diagnostic plasma products, our results of operations are susceptible to adverse publicity regarding the quality or safety of our products. Product liability claims challenging the safety of our products may result in a decline in sales for a particular product, which could adversely affect our results of operations. This could be true even if the claims themselves are proven to not be true or settled for immaterial amounts. We believe that our current product liability insurance is sufficient at this time.

RISK OF HAZARDOUS WASTE LIABILITY

Our operations involve the controlled use of bio-hazardous materials and chemicals. Although we believe that our safety procedures for handling and disposing of such materials comply with the standards prescribed by state and federal agencies, we cannot assure you that we will be able to continue to comply with all applicable standards or that violations will not occur. In addition, we cannot assure you that more restrictive laws, rules and regulations or enforcement policies will not be adopted in the future which could make compliance more difficult or expensive or otherwise adversely affect our business or prospects. The Company believes that its current product liability insurance is sufficient at this time.

WE ARE SUBJECT TO THE RISKS ASSOCIATED WITH INTERNATIONAL SALES

International sales accounted for 30% of our total revenues during the year ended September 30, 2003, 34% of our total revenues during the year ended September 30, 2002, and approximately 50% of our total revenues during the transition period from March 1, 2001 to September 30, 2001. We anticipate that international sales will continue to account for a significant percentage of our revenues. Risks associated with these sales include:

•	political and economic instability;

•	export controls;

•	changes in legal and regulatory requirements;

•	United States and foreign government policy changes affecting the markets for our products; and

•	changes in tax laws and tariffs.

Any of these factors could have a material adverse effect on our business, results of operations and financial condition.

FOREIGN RESTRICTIONS ON IMPORTATION OF BLOOD DERIVATIVES

Concern over blood safety has led to movements in a number of European and other countries to restrict the importation of blood and blood derivatives, including antibodies, collected outside the countries’ borders or, in the case of certain European countries, outside Europe. To date, these efforts have not led to any meaningful restriction on the importation of blood or blood derivates, and have not adversely affected our business. Such restrictions, however, continue to be debated and there can be no assurance that such restrictions will not be imposed in the future. If imposed, such restrictions could have a material adverse effect on the demand for our products.

WE MAY ISSUE PREFERRED STOCK IN THE FUTURE

We have authorized in our Articles of Incorporation the issuance of up to 25 million shares of preferred stock. We may issue additional shares of preferred stock in one or more new series. Our Board of Directors may determine the terms of the preferred stock without further action by our shareholders. These terms may include voting rights, preferences as to dividends and liquidation, conversion and redemption rights, and sinking fund provisions. Although we have no present plans to issue additional shares of preferred stock or to create new series of preferred stock, if we do issue additional preferred stock, it could affect the rights, or even reduce the value, of our common stock.

ANTI-TAKEOVER EFFECTS OF CERTAIN CHARTER AND BYLAW PROVISIONS

Certain provisions of our articles of incorporation and bylaws may be deemed to have anti-takeover effects and may discourage, delay or prevent a takeover attempt that might be considered in the best interests of the shareholders of the Company. These provisions, among other things:

•	eliminate cumulative voting rights when the Company becomes a “listed” company on a national securities exchange;

•	authorize the issuance of “blank check” preferred stock having such designations, rights and preferences as may be determined from time to time by the Board of Directors, without any vote or further action by the shareholders of the Company; and

•	eliminate the right of shareholders to act by written consent.

ADDITIONAL RISK FACTORS

In addition to the foregoing risk factors, our business, financial condition, and operating results could be seriously harmed by additional factors, including but not limited to the following:

•	our ability to maintain favorable supplier agreements and relationships with major customers and suppliers;

•	the loss of any significant customers or reduced orders from significant customers;

•	our ability to maintain and expand our customer base;

•	increased competition for donors, which may affect our ability to attract and retain qualified donors;

•	our ability to meet future customer demand for plasma products; and

•	changes in industry trends, customer specifications and demand, market demand in general and potential foreign restrictions of the importation of our products.

USE OF PROCEEDS

The selling securityholders will receive all of the proceeds from the sale or disposition of the common stock covered by this prospectus. We will not receive any proceeds from the sale or disposition of the shares of common stock offered by the selling securityholders pursuant to this prospectus. We will bear all expenses incurred in effecting the registration of the shares of common stock covered by this prospectus, including, without limitation, all registration, qualification and filing fees, printing expenses, escrow fees, fees and disbursements of our counsel, as well as the expense of any special audits incident to or required by such registration. All underwriting discounts, fees and disbursements of counsel for the selling securityholders, selling commissions and stock transfer taxes applicable to the sale or disposition of the shares of common stock shall be borne by the selling securityholders.

SELLING SECURITYHOLDERS

The shares of common stock offered pursuant to this prospectus are owned by the selling securityholders (or their permitted pledgees, donees, transferees or other successors-in-interest) identified below. We issued these shares as part of an asset acquisition on June 3, 2004, pursuant to an exemption from registration contained in Regulation D promulgated under Section 4(2) of the Securities Act of 1933. We granted registration rights to the selling securityholders with respect to the resale of these shares. 130,435 of these shares have been placed in escrow (the “Escrowed Shares”) to secure GCI’s indemnification obligations under its asset purchase agreement with us. The selling securityholders have agreed that they will not sell or transfer the remaining 935,248 shares of common stock except as follows: 30% of the shares of common stock will be released from this transfer restriction and may be sold or transferred on or after September 1, 2004, and the remaining 70% of the shares of our common stock will be released from this transfer restriction and may be sold or transferred on or after November 30, 2004.

In accordance with the registration rights granted to the selling securityholders, we have filed with the Securities and Exchange Commission a registration statement on Form S-3, of which this prospectus forms a part, with respect to the resale or other disposition of the shares of common stock offered by this prospectus. We have agreed to prepare and file amendments and supplements to the registration statement to the extent necessary to keep the registration statement effective until the shares are no longer required to be registered for resale thereof by the selling securityholders.

The actual number of shares of common stock covered by this prospectus, and included in the registration statement of which this prospectus is a part, includes additional shares of common stock that may be issued as a result of stock splits, stock dividends, or similar transactions.

The following table sets forth certain information with respect to the beneficial ownership of shares of our common stock by the selling securityholders as of August 11, 2004 and the number of shares which may be offered pursuant to this prospectus for the account of each of the selling securityholders from time to time. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting or investment power with respect to shares, as well as any shares as to which the selling securityholder has the right to acquire beneficial interest within 60 days after August 11, 2004, through the exercise or conversion of any stock option, warrant, or other right. To the best of our knowledge, except as set forth on the table below, since September 25, 2001, none of the selling securityholders has had any position, office or other material relationship with us or any of our predecessors or affiliates.

Selling Securityholder	Total Number of Shares Beneficially Owned Prior to This Offering	Maximum Number of Shares Which May Be Sold in This Offering	Number of Shares Beneficially Owned Following This Offering[1]	Percentage of Outstanding Shares Beneficially Owned Following This Offering[1,2]
Acadiana, Ltd.[3]	185	185	—	—
AGTC Advisors Fund, L.P.[4]	1,497	1,497	—	—
Applied Genomic Technology Capital Fund, L.P.[5]	24,771	24,771	—	—
Armen Partners LP6	5,254	5,254	—	—
Berkeley Investment Limited[7]	15,761	15,761	—	—
Brazil L. Properties, Ltd.[8]	185	185	—	—

Selling Securityholder	Total Number of Shares Beneficially Owned Prior to This Offering	Maximum Number of Shares Which May Be Sold in This Offering		Number of Shares Beneficially Owned Following This Offering[i]	Percentage of Outstanding Shares Beneficially Owned Following This Offeringi, ii
Chancellor Private Capital Offshore Partners I, C.V.[9,10]	1,900	1,900		—	—
Chancellor Private Capital Offshore Partners II, L.P.[9,11]	23,456	23,456		—	—
Chancellor Private Capital Partners III, L.P.[9,12]	14,238	14,238		—	—
Citiventure 96 Partnership, L.P.[9,13]	54,231	54,231		—	—
David L. Engel	197	197		—	—
DAYSTAR REALTY LTD[14]	5,254	5,254		—	—
GATX VENTURES, INC.[9,15]	4,728	4,728		—	—
General Electric Capital Corporation[9,16]	1,576	1,576		—	—
Genomics Collaborative, Inc.[17,18]	764,639[19]	764,639	[19]	—	—
James J. Pellini	123	123		—	—
James Frates	185	185		—	—
Jay S. Zimmerman	74	74		—	—
Joan M. Pellini	123	123		—	—
John Fan	490	490		—	—
John-Kelly C Warren Trust A20	554	554		—	—
Justin P. Morreale	197	197		—	—
Lawrence I. Silverstein	148	148		—	—
Mark A. Buntz	111	111		—	—
Michael J. Landine	329	329		—	—
Michael Pellini	16,708[21]	16,708[21]		—	—
Oracle Institutional Partners, LP22	5,254	5,254		—	—
Oracle Partners, LP23	21,015	21,015		—	—
Patrick A. McKee	74	74		—	—

Selling Securityholder	Total Number of Shares Beneficially Owned Prior to This Offering	Maximum Number of Shares Which May Be Sold in This Offering	Number of Shares Beneficially Owned Following This Offering[i]	Percentage of Outstanding Shares Beneficially Owned Following This Offeringi, ii
Paul J. Mitchell	250	250	—	—
PHARMBIO GROWTH FUND PTE LTD[24]	4,926	4,926	—	—
Rick Episcopo[25]	11,219[26]	11,219[26]	—	—
Robert Breyer	296	296	—	—
Stephen Aldred	123	123	—	—
Stephen Kelly Warren Trust “A”[27]	74	74	—	—
The Gould (2000) Fund LLC[28]	616	616	—	—
Thomas Edward Cooper	37	37	—	—
TL Ventures IV Interfund L.P.[29]	676	676	—	—
TL Ventures IV L.P.[30]	25,592	25,592	—	—
Victor J. Paci and Jennifer M. Paci	123	123	—	—
The William K. Warren Foundation[31]	26,269	26,269	—	—
William K. Warren Jr. Trust A32	518	518	—	—
William R. Lissau	185	185	—	—
Winston Partners II LLC[33]	15,761	15,761	—	—
Winston Partners LP34	15,761	15,761	—	—
TOTALS	1,065,683	1,065,683

[1]	Assumes that each selling securityholder will sell all of the shares of common stock offered pursuant to this prospectus, but not any other shares of common stock beneficially owned, if any, by such selling securityholder.

[2]	Based upon a total number of shares of Common Stock outstanding as of August 1, 2004 of 8,880,116.

[3]	Joseph A. Sonnier, III is the natural person who directly or indirectly alone or with others has power to vote or dispose of the shares owned by Acadiana, Ltd.

[4]	Noubar B. Afeyan is the natural person who directly or indirectly alone or with others has power to vote or dispose of the shares owned by AGTC Advisors Fund, L.P.

[5]	Noubar B. Afeyan is the natural person who directly or indirectly alone or with others has power to vote or dispose of the shares owned by Applied Genomic Technology Capital Fund, L.P.

[6]	Garo Armen is the natural person who directly or indirectly alone or with others has power to vote or dispose of the shares owned by Armen Partners LP.

[7]	Kishore Mirchandani and Chandru Kewalramani are the natural people who directly or indirectly alone or with others have power to vote or dispose of the shares owned by Berkeley Investment Limited.

[8]	Becky Jill Balentine Gallegos is the natural person who directly or indirectly alone or with others has power to vote or dispose of the shares owned by Brazil L. Properties, Ltd.

[9]	This selling securityholder has an affiliate that is a broker-dealer. This selling securityholder has advised us that it purchased our securities in the ordinary course of its business and at the time of such purchase it had no agreements or understandings, directly or indirectly, with any person to distribute such securities other than certain contractual registration rights to include shares in registration statements we file.

[10]	INVESCO Private Capital, Inc. is the full discretion investment advisor to Chancellor Private Capital Offshore Partners I, C.V. (CPC I). The general partner of CPC I is Chancellor KME IV Partner, L.P. (KME IV), the general partner of which is INVESCO Private Capital Investments, Inc. (ICPI). Parag Saxena, Alessandro Piol, Howard Goldstein, Johnston Evans, Esfandiar Lohrasbpour and Alan Kittner are members of the investment committee of INVESCO Private Capital Inc. and have shared voting and investment power over the shares held by this selling securityholder.Such voting and investment authority may be deemed to be shared with KME IV and IPCI. INVESCO Private Capital, Inc., KME IV, ICPI and each of Parag Saxena, Alessandro Piol, Howard Goldstein, Johnston Evans, Esfandiar Lohrasbpour and Alan Kittner disclaim beneficial ownership of these shares except to the extent of its or their pecuniary interest therein. The address of this selling securityholder is c/o INVESCO Private Capital, Inc., 1166 Avenue of the Americas, 27th Floor, New York, NY 10036.

[11]	INVESCO Private Capital, Inc. is the full discretion investment advisor to Chancellor Private Capital Offshore Partners II, L.P. (CPC II). The general partner of CPC II is CPCO Associates, L.P. (CPCO), the general partner of which is INVESCO Private Capital Investments, Inc. (ICPI). Parag Saxena, Alessandro Piol, Howard Goldstein, Johnston Evans, Esfandiar Lohrasbpour and Alan Kittner are members of the investment committee of INVESCO Private Capital Inc. and have shared voting and investment power over the shares held by this selling securityholder. Such voting and investment authority may be deemed to be shared with CPCO and ICPI. INVESCO Private Capital, Inc., CPCO, ICPI and each of Parag Saxena, Alessandro Piol, Howard Goldstein, Johnston Evans, Esfandiar Lohrasbpour and Alan Kittner disclaim beneficial ownership of these shares except to the extent of its or their pecuniary interest therein. The address of this selling securityholder is c/o INVESCO Private Capital, Inc., 1166 Avenue of the Americas, 27th Floor, New York, NY 10036.

[12]	INVESCO Private Capital, Inc. is the full discretion investment advisor to Chancellor Private Capital Partners III, L.P. (CPC III). The general partner of CPC III is CPCP Associates, L.P. (CPCP), the general partner of which is INVESCO Private Capital Investments, Inc. (ICPI). Parag Saxena, Alessandro Piol, Howard Goldstein, Johnston Evans, Esfandiar Lohrasbpour and Alan Kittner are members of the investment committee of INVESCO Private Capital Inc. and have shared voting and investment power over the shares held by this selling securityholder. Such voting and investment authority may be deemed to be shared with CPCP and ICPI. INVESCO Private Capital, Inc., CPCP, ICPI and each of Parag Saxena, Alessandro Piol, Howard Goldstein, Johnston Evans, Esfandiar Lohrasbpour and Alan Kittner disclaim beneficial ownership of these shares except to the extent of its or their pecuniary interest therein. The address of this selling securityholder is c/o INVESCO Private Capital, Inc., 1166 Avenue of the Americas, 27th Floor, New York, NY 10036.

[13]	INVESCO Private Capital, Inc. is the full discretion investment advisor to Citiventure 96 Partnership, L.P. (CPLP). Parag Saxena, Alessandro Piol, Howard Goldstein, Johnston Evans, Esfandiar Lohrasbpour and Alan Kittner are members of the investment committee of INVESCO Private Capital Inc. and have shared voting and investment power over the shares held by this selling securityholder. INVESCO Private Capital, Inc. and each of Parag Saxena, Alessandro Piol, Howard Goldstein, Johnston Evans, Esfandiar Lohrasbpour and Alan Kittner disclaim beneficial ownership of these shares except to the extent of its or their pecuniary interest therein. The address of this selling securityholder is c/o INVESCO Private Capital, Inc., 1166 Avenue of the Americas, 27th Floor, New York, NY 10036.

[14]	Ishwar Sani is the natural person who directly or indirectly alone or with others has power to vote or dispose of the shares owned by DAYSTAR REALTY LTD.

[15]	Susan A. Noack is the natural person who directly or indirectly alone or with others has power to vote or dispose of the shares owned by GATX VENTURES, INC.

[16]	Diane Earle is the natural person who directly or indirectly alone or with others has power to vote or dispose of the shares owned by General Electric Capital Corporation.

[17]	Jason Ryan, current President of GCI, is an employee of SeraCare Life Sciences, Inc.

[18]	Parag Saxena, Stuart Duty, Christopher Moller and Michael Pellini are the natural people who directly or indirectly alone or with others have power to vote or dispose of the shares owned by Genomics Collaborative, Inc.

[19]	125,113 of these shares have been placed in escrow to secure GCI’s indemnification obligations under the asset purchase agreement between GCI and the Company.

[20]	John-Kelly Warren and Mark Buntz are the natural people who directly or indirectly alone or with others have power to vote or dispose of the shares owned by the John-Kelly C Warren Trust A.

[21]	GCI has advised us that in accordance with an agreement entered into between Michael Pellini and GCI, upon the release of the Escrowed Shares, Michael Pellini is entitled to receive 2.35% of the Escrowed Shares. The Escrowed Shares (3,065) included in this number are based upon the assumption that all of the Escrowed Shares will be released to GCI.

[22]	Larry N. Feinberg is the natural person who directly or indirectly alone or with others has power to vote or dispose of the shares owned by Oracle Institutional Partners, LP.

[23]	Larry N. Feinberg is the natural person who directly or indirectly alone or with others has power to vote or dispose of the shares owned by Oracle Partners, LP.

[24]	Lily Chan, PhD, General Manager, is the natural person who directly or indirectly alone or with others has power to vote or dispose of the shares owned by PHARMBIO GROWTH FUND PTE LTD.

[25]	Rick Episcopo is a consultant for the Company.

[26]	GCI has advised us that in accordance with an agreement entered into between Rick Episcopo and GCI, upon the release of the Escrowed Shares, Rick Episcopo is entitled to receive 1.73% of the Escrowed Shares. The Escrowed Shares (2,257) included in this number are based upon the assumption that all of the Escrowed Shares will be released to GCI.

[27]	Stephen Kelly Warren is the natural person who directly or indirectly alone or with others has power to vote or dispose of the shares owned by the Stephen Kelly Warren Trust “A”.

[28]	David L. Engel, Justin P. Morreale, Victor J. Paci and William G. Southard are the natural people who directly or indirectly alone or with others have power to vote or dispose of the shares owned by The Gould (2000) Fund LLC.

[29]	Each of (i) TL Ventures IV LLC, a Delaware limited liability company (TL IV LLC), the general partner of TL Ventures Interfund IV L.P. and (ii) Robert E. Keith, Jr., Gary J. Anderson, Mark J. DeNino, Christopher Moller and Christopher J. Davis, the members of the executive board of TL IV LLC, may be deemed to have shared voting and dispositive power over the shares held by TL Ventures IV Interfund L.P.

[30]	Each of (i) TL Ventures IV Management L.P., a Delaware limited partnership (TL IV Mgt LP), the general partner of the TL Ventures IV, L.P., (ii) TL Ventures IV LLC, a Delaware limited liability company (TL IV LLC), the general partner of TL IV Mgt LP and (iii) Robert E. Keith, Jr., Gary J. Anderson, Mark J. DeNino, Christopher Moller and Christopher J. Davis, the members of the executive board of TL IV LLC, may be deemed to have shared voting and dispositive power over the shares held by TL Ventures IV L.P.

[31]	Mark A. Buntz is the natural person who directly or indirectly alone or with others has power to vote or dispose of the shares owned by The William K. Warren Foundation.

[32]	William K. Warren Jr. is the natural person who directly or indirectly alone or with others has power to vote or dispose of the shares owned by the William K. Warren Jr. Trust A.

[33]	Purnendu Chatterjee is the natural person who directly or indirectly alone or with others has power to vote or dispose of the shares owned by Winston Partners II LLC.

[34]	Purnendu Chatterjee is the natural person who directly or indirectly alone or with others has power to vote or dispose of the shares owned by Winston Partners LP.

PLAN OF DISTRIBUTION

The selling securityholders and any of their permitted pledgees, donees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling securityholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker dealer solicits purchasers;

•	block trades in which the broker dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker dealer as principal and resale by the broker dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	to cover short sales;

•	broker dealers may agree with the selling securityholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling securityholders may also sell shares under Rule 144 under the Securities Act of 1933, if available, rather than under this prospectus.

Broker dealers engaged by the selling securityholders may arrange for other broker dealers to participate in sales. Broker dealers may receive commissions or discounts from the selling securityholders (or, if any broker dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling securityholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The selling securityholders and any broker dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act of 1933 in connection with such sales. In such event, any commissions received by the broker dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act of 1933. Discounts, concessions, commissions and similar selling expenses, if any, that can be attributed to the sale of securities will be paid by the selling securityholder and/or the purchasers.

Each selling securityholder has represented and warranted to us that it is acquiring shares of our common stock for its own account, for investment purposes only, and not with a view or an intent to sell, or to offer for resale such shares of our common stock in connection with any unregistered distribution of all or any portion of its shares of our common stock within the meaning of the Securities Act of 1933, as amended, or applicable state securities laws, except for GCI who has advised us that it may distribute all or a portion of its shares of common stock to one or more of the existing shareholders of GCI. If a selling securityholder uses this prospectus for any sale of the common stock, it will be subject to the prospectus delivery requirements of the Securities Act of 1933. The selling securityholders will be responsible to comply with the applicable provisions of the Securities Act of 1933 and Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated under those acts, including without limitation, Regulation M, as applicable to such selling securityholders in connection with resales of their respective shares under the registration statement.

The selling securityholders may only sell the common stock if such sales are made in satisfaction of the requirements for exemption from registration or qualification under the applicable laws of each applicable state. The selling securityholders may not offer or sell the common stock in any state where the offer or sale is not permitted. The selling securityholders will be responsible for compliance with any applicable state laws governing the resale of the common stock.

LEGAL MATTERS

Certain legal matters in connection with our common stock will be passed upon for us by O’Melveny & Myers LLP, Irvine, California.

EXPERTS

The financial statements incorporated in this prospectus by reference to our Annual Report on Form 10-K for our fiscal year ended September 30, 2003, have been so included in reliance on the report of BDO Seidman, LLP, an independent registered public accounting firm, given on the authority of such firm as an expert in auditing and accounting.

The financial statements of SeraCare Life Sciences, Inc. as of September 30, 2003 and 2002, and for each of the years in the two-year period ended September 30, 2003, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as an expert in accounting and auditing.

The financial statements of Genomics Collaborative, Inc. incorporated in this prospectus by reference to our Current Report on Form 8-K/A filed with the Securities Exchange Commission on August 11, 2004, have been so included in reliance on the report of Deloitte & Touche LLP, independent auditors, given on their authority as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission (the “SEC”) a registration statement on Form S-3 under the Securities Act of 1933 with respect to the shares of our common stock offered by this prospectus. This prospectus does not contain all the information set forth in the registration statement and the exhibits and schedules thereto. For further information about us and the shares of common stock, we refer you to the registration statement and to the exhibits and schedules filed with it. Statements contained in this prospectus as to the contents of any contract or other documents referred to are not necessarily complete. We refer you to those copies of contracts or other documents that have been filed as exhibits to the registration statement, and statements relating to such documents are qualified in all aspects by such reference.

We file reports with the SEC on a regular basis that contain financial information and results of operations. You may read and copy any document that we file with the SEC at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling 1-800-SEC-0330. The SEC also maintains a website site at http://www.sec.gov that contains reports, proxy statements, information statements and other information filed electronically with the SEC.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

To avoid repeating information in this prospectus that we have already filed with the SEC, we have incorporated by reference the filings (File No. 0-33045) listed below. This information is considered a part of this prospectus. These documents are as follows:

(1)	our annual report on Form 10-K for our fiscal year ended September 30, 2003, filed on December 23, 2003;

(2)	our report on Form 8-K, filed on October 10, 2003;

(3)	our proxy statement on Schedule 14A, filed on January 15, 2004;

(4)	our quarterly report on Form 10-Q for our fiscal quarter ended December 31, 2003, filed on February 17, 2004;

(5)	our report on Form 8-K, filed on February 20, 2004;

(6)	our report on Form 8-K, filed on April 16, 2004;

(7)	our quarterly report on Form 10-Q for our fiscal quarter ended March 31, 2004, filed on May 11, 2004;

(8)	our report on Form 8-K, filed on June 4, 2004;

(9)	our report on Form 8-K, filed on July 9, 2004; and

(10)	our report on Form 8-K/A filed on August 11, 2004.

All documents that we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the filing of the initial registration statement for this prospectus but before the effective date of the registration statement shall be deemed incorporated by reference into this prospectus and to be a part of this prospectus from the respective dates of filing such documents. In addition, all documents that we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before the termination of the offering of the shares of common stock shall be deemed incorporated by reference into this prospectus and to be a part of this prospectus from the respective dates of filing such documents. Unless specifically stated to the contrary, none of the information that we disclose under Items 9 or 12 of any Current Report on Form 8-K (or, on or after August 23, 2004, under Items 2.02 or 7.01) that we may from time to time furnish to the SEC will be incorporated by reference into, or otherwise included in, this prospectus.

We will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus has been delivered, upon the written or oral request of such person, a copy of any or all of the documents which have been incorporated in this prospectus by reference. Requests for such copies should be directed to the Corporate Secretary at SeraCare Life Sciences, Inc., 1935 Avenida del Oro, Suite F, Oceanside, California 92056, telephone number (760) 806-8922.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed modified, superseded or replaced for purposes of this prospectus to the extent that a statement contained in this prospectus or in any subsequently filed document that also is or is deemed to be incorporated by reference in this prospectus modifies, supersedes or replaces such statement. Any statement so modified, superseded or replaced shall not be deemed, except as so modified, superseded or replaced, to constitute a part of this prospectus.

You should rely only on the information incorporated by reference, provided in this prospectus or any supplement or that we have referred you to. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents. However, you should realize that our affairs may have changed since the date of this prospectus. This prospectus will not reflect such changes. You should not consider this prospectus to be an offer or solicitation relating to the securities in any jurisdiction in which such an offer or solicitation relating to the securities is not authorized, if the person making the offer or solicitation is not qualified to do so, or if it is unlawful for you to receive such an offer or solicitation.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14.	OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The expenses in connection with the registration of shares of the selling securityholders will be borne by SeraCare Life Sciences, Inc. (the “Company”) and are estimated (except for the Securities and Exchange Commission registration fee) as follows:

Securities and Exchange Commission registration fee	$1,485.24
Printing and engraving	$1,000
Accounting fees and expenses	$20,000
Legal fees and expenses	$35,000
Miscellaneous expenses	$5,000
TOTAL	$62,485.24

ITEM 15.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

Under the Company’s Amended and Restated Articles of Incorporation, the liability of the Company’s directors for monetary damages has been eliminated to the fullest extent under California law.

Section 317(d) of the California Corporations Code (the “CCC”) requires that a corporation indemnify its officers and directors against losses or expenses incurred in litigation arising out of their activities on behalf of the corporation. Article VI of the Company’s Amended and Restated Articles of Incorporation and Article III, Section 14 of the Company’s Amended and Restated Bylaws authorize the Company to provide indemnification to officers and directors in excess of the CCC Section 317(d)’s statutory limit.

The Company is also authorized to maintain, and the Company does maintain, insurance on behalf of any person who is or was one of the Company’s directors or officers, or is or was serving at the Company’s request as a director, officer, employee or agent of another entity against any liability asserted against such person and incurred by such person in any such capacity or arising out of his or her status as such, whether or not the Company would have the power to indemnify such person against such liability under the CCC Section 317(i).

ITEM 16.	EXHIBITS

EXHIBIT NO.	DESCRIPTION

2.1	Asset Purchase Agreement, dated as of June 3, 2004, by and between SeraCare Life Sciences, Inc. and Genomics Collaborative, Inc. (incorporated by reference to Exhibit 2.1 of the Form 8-K, filed with the Securities and Exchange Commission on June 4, 2004).

4.1	Amended and Restated Articles of Incorporation of the Company (incorporated by reference to Exhibit 3.2 of Amendment No. 1 to the Form 10, filed with the Securities and Exchange Commission on July 29, 2003).

4.2	Amended and Restated Bylaws of the Company and amendment thereto (filed herewith).

4.3	Form of SeraCare Life Sciences, Inc. common stock certificate (filed herewith).

5.1	Opinion of Counsel.

23.1	Consent of KPMG LLP.

23.2	Consent of BDO Seidman, LLP.

23.3	Consent of Deloitte & Touche LLP.

23.4	Consent of Counsel (included in Exhibit 5.1).

24.1	Powers of Attorney (included in this Registration Statement under “Signatures”).

ITEM 17.	UNDERTAKINGS

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

PROVIDED, HOWEVER, that paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Oceanside, State of California, on August 11, 2004.

SERACARE LIFE SCIENCES, INC.

By:	/s/ Michael F. Crowley, Jr.
Michael F. Crowley, Jr.,
President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Michael F. Crowley, Jr. and Tim T. Hart, and each of them, on behalf of each of the directors of the Company, as his true and lawful attorney-in-fact and agent, with full powers of substitution and resubstitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign on behalf of the Company, any or all amendments to the registration statement, and to file the same with all exhibits thereto, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as such officer might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agents or any of them or their substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Barry D. Plost Barry D. Plost	Chairman of the Board	August 11, 2004

/s/ Michael F. Crowley, Jr. Michael F. Crowley, Jr.	Director, President and Chief Executive Officer (Principal Executive Officer)	August 11, 2004

/s/ Tim T. Hart Tim T. Hart	Chief Financial Officer (Principal Financial and Accounting Officer)	August 11, 2004

/s/ Jerry L. Burdick Jerry L. Burdick	Director and Secretary	August 11, 2004

/s/ Samuel Anderson Samuel Anderson	Director	August 11, 2004

/s/ Robert J. Cresci Robert J. Cresci	Director	August 11, 2004

/s/ Ezzat Jallad Ezzat Jallad	Director	August 11, 2004

/s/ Dr. Bernard Kasten Dr. Bernard Kasten	Director	August 11, 2004

/s/ Dr. Nelson Teng Dr. Nelson Teng	Director	August 11, 2004